UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 20, 2012
Date of Report (Date of earliest event reported)

iPARTY CORP.
(Exact name of registrant as specified in its charter)

Delaware	001-15611	76-0547750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
270 Bridge Street, Suite 301, Dedham, Massachusetts	02026
(Address of principal executive offices)	(Zip Code)

(781) 329-3952
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.  Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On November 20, 2012, iParty Corp., a Delaware corporation (“iParty”), received a letter from NYSE MKT  (the “Exchange”) indicating that iParty is not in compliance with Section 1003(f)(v) (“low selling price”) of the NYSE MKT Company Guide (the “Company Guide”)  due to its low selling price for a substantial period of time.  Therefore, pursuant to Section 1003(f)(v) of the Company Guide, iParty’s continued listing is predicated on it effecting a reverse stock split of its common stock within a reasonable period of time, which the Exchange has determined to be no later than May 20, 2013.  If iParty does not effect a reverse stock split prior to such time, it could become subject to delisting procedures.

As previously disclosed on November 7, 2012, iParty has formed a special committee and retained Raymond James & Associates, Inc. to assist it in exploring a broad range of financial and strategic alternatives to enhance shareholder value.  Additionally, at iParty’s 2012 Annual Meeting, the stockholders approved an amendment to iParty’s Restated Certificate of Incorporation to effect a reverse stock split, pursuant to which the existing shares of iParty’s common stock would be combined into new shares of iParty common stock at an exchange ratio ranging between one-for-five and one-for-twenty, with the exchange ratio to be determined by the Board of Directors (the “Reverse Stock Split”).  With the approval of the Reverse Stock Split, the Board has the authority but not the obligation to effect the Reverse Stock Split at any time prior to the date of the 2013 Annual Meeting.

At this time,  no decision has been made to engage in a financing or strategic transaction and the Special Committee has not set a definitive time table for this review process.  Given the ongoing review process,  the Board has made no determination to effect the Reverse Stock Split.

On November 23, 2012, the Company issued a press release announcing its receipt of the NYSE MKT compliance notice.  The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and  is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1      Press release dated November 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPARTY CORP.

		By:	/s/ SAL PERISANO
Sal Perisano
Chairman of the Board and Chief Executive Officer

Dated:	November 23, 2012

Exhibit Index

Exhibit No.	Description

99.1	Press release dated November 23, 2012